UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2010

Superior Uniform Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-05869	11-1385670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10055 Seminole Blvd., Seminole, Florida 33772
Registrant’s telephone number including area code: (727) 397-9611

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2010, the Board of Directors of Superior Uniform Group, Inc. appointed Kenneth Hooten to its Board of Directors effective immediately, to serve until the Company’s 2011 Annual Meeting of Shareholders. Initially, Mr. Hooten will not serve on any committees of the Board.

Mr. Hooten is a partner with Concentric Equity Partners of Chicago, Illinois. Mr. Hooten is responsible for the firm’s activities. Mr. Hooten founded the firm in 2003 and is responsible for the overall performance of the firm. Prior to founding Concentric, Mr. Hooten was affiliated with ServiceMaster® in a variety of capacities. He founded ServiceMaster® Home Services Center, a joint venture between ServiceMaster® and Kleiner, Perkins, Canfield & Beyers. Mr. Hooten has been active on the Board of Directors of various companies. He is currently a director of Marathon Data Systems, Provest, Inc., Tricoci University Beauty School and Nature Technologies. Mr. Hooten, who is 47 years old, holds a Bachelor of Science Degree in Finance from the University of Illinois and an MBA from the Kellogg School of Management at Northwestern, University.

In connection with his appointment, Mr. Hooten will be eligible to participate in the Company’s 2003 Incentive Stock and Awards Plan (the “Plan”). He will be eligible to receive a stock option grant under the Plan on the date of the next Annual Meeting of Shareholders presently scheduled for sometime in 2011. For his service on the Board and any committees of the Board, Mr. Hooten will receive the same compensation payable by the Company to its other non-employee directors for their service on the Board and committees. Mr. Hooten also will enter into the Company’s standard indemnification agreement, which has been previously entered into with each of the Company’s directors, the form of which was filed by the Company as Exhibit 10 to the Company’s Form 10-Q for the quarter ended March 31, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

SUPERIOR UNIFORM GROUP, INC.

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

Date: August 9, 2010